Exhibit 10.41

CHANNEL PARTNERSHIP AGREEMENT

This Channel Partnership Agreement (“Agreement”) is effective as of April 17, 2025 (the “Effective Date”), by and between Trust Stamp Malta Limited d/b/a Trust Stamp, a company registered in Malta, having its principal place of business at Level 1 Tagliaferro Business Centre Gaiety Lane c/w Tower Road, Sliema, Malta (“Trust Stamp”) and CyberFish, having its office at

Vision Exchange Building, Level 2 Territorials Street, Zone 1
Central Business District, BKR 1070 Birkirkara, Malta
(“CyberFish”), jointly referred to as “Parties”, and each, a “Party”.

This Agreement shall also be governed by the Channel Partnership Terms and Conditions (the “Channel Partnership Terms”), which accompany this Agreement and are incorporated herein by reference, and any Annexes referenced in this Agreement or the Channel Partnership Terms. In the event of a conflict, among this Agreement, the Channel Partnership Terms and any Annexes, the Channel Partnership Terms and Annexes shall prevail.

In consideration of the payments to be made and services to be performed hereunder, the Parties agree as follows:

1.Introduction. Subject to the provisions of this Agreement, CyberFish engages Trust Stamp to sell to Trust Stamp’s clients, customers and users, the CyberFish services described in Section 2 below.

2.Services Description. The services shall consist of the provision by CyberFish of cybersecurity assessment and enhancement solutions including the simulation of cyber incidents, and delivery of tailored recommendations based on the execution of the simulations to strengthen clients’ cyber resilience.

3.Required Activities:
3.1.Trust Stamp and CyberFish each agree to:

3.1.1.Create a web page highlighting their association and incorporating the official logo of the partner company (with the partner’s approval of the partner page language);
3.1.2.Draft and create joint, co-branded marketing collateral;
3.1.3.Coordinate drafting and time of release of partnership-related press releases;
3.1.4.Organize and host joint webinars;
3.1.5.Create and distribute marketing video, including demonstrations of partnership technology in action;
3.1.6.Identify points of contact to act as partnership relationship owners; and
3.1.7.Propose and coordinate other activities intended to increase the Parties’ respective statuses and reputations.

3.2.Trust Stamp agrees to engage, within the territory of Malta, a software development engineer possessing the requisite technical expertise in Go and React Native for the purpose of providing support services to CyberFish. The costs incurred by Trust Stamp in connection with such engagement shall be credited against future sales proceeds payable to CyberFish under this Agreement.

3.3.In addition to the license terms within this Agreement, CyberFish agrees to develop and grant to Trust Stamp a non-exclusive, royalty-free license to a single cybersecurity scenario, the subject matter of which shall be mutually agreed upon by the Parties, for the sole purpose of offering said scenario to ICBA members.

4.Term

4.1.Initial Term. The term of this Agreement shall commence on the Effective Date and continues for a period of two (2) years (the “Initial Term”), unless and until earlier terminated as provided under this Agreement or applicable law.

4.2.Renewal Term. Provided this Agreement has not been earlier terminated, this Agreement shall be automatically renewed for additional one (1) year periods (each, a “Renewal Term”) unless either Party shall provide the other Party with written Notice of termination at least ninety (90) days prior to the expiration date for the Initial Term or Renewal Term, as applicable.

5.Commission: Unless otherwise mutually agreed by the Parties, for the Initial Term of this Agreement, Trust Stamp and CyberFish agree to the following commission structure:
5.1.Trust Stamp shall be entitled to a commission equal to thirty percent (30%) of the Net Revenue received by CyberFish from sales of the Services made directly by Trust Stamp to Reseller Customers.

5.2.Net Revenue shall refer to the actual revenue received by the other Party minus any costs involved in the service delivery which third-party costs shall include but are not limited to any sub-contracts and software or other licenses or data acquisitions charges necessary to deliver the contracted service (“Net Revenue”).

5.3.For the avoidance of doubt, commission is paid when a contract is a result of the efforts of Trust Stamp and the Trust Stamp facilitates the sales process with the customer through to achieving a signed contract.

6.Payment Method: CyberFish agrees to pay Trust Stamp (by wire or ACH) for all Referral Fees, reimbursable expenses, and other amounts payable under this Agreement or any fully executed Statements of Work (“SOW”). The referral fee will be paid after the receipt of cash from the Reseller Customer. Upon receiving payment from the Reseller Customer, CyberFish will pay Trust Stamp net 30 days, calculated from the date the Reseller Customer payment is received. If the Reseller Customer does not pay or is delinquent in payment, the referral fee will not be paid to Trust Stamp until the Reseller Customer’s payment is received. All amounts due hereunder shall be payable in Euro (EUR).

7.Future Services: Trust Stamp and CyberFish agree to negotiate future services and pricing in good faith, which agreement shall be implemented through a Statement of Work or other written instrument signed by both Parties.

8.Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice” and with the correlative meaning, “Notify”) must be in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate in writing from time to time). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified, or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice shall be effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Trust Stamp:    Trust Stamp Malta Limited Attention: General Counsel
Level 1, Tagliaferro Business Centre, Gaiety Lane c/w Tower Road,
Sliema, Malta

Email: [Omitted]

Notice to CyberFish:

CyberFish
Attention: Berta Pappenheim Address:
Berta Pappenheim
18 Mandarin Way, Cheltenham, GL50 4RT, UK

Email: [Omitted]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf effective as of the Effective Date set forth above.

Trust Stamp:    CyberFish:

Trust Stamp Malta Limited d/b/a Trust Stamp    CyberFish

By:		By:

Name:	Andrew Scott Francis	Name:	Berta Pappenheim

Title:	CEO TrustStamp Malta	Title:	Director, CyberFish

Date:	24 April 2025	Date:	24 April 2025

CHANNEL PARTNERSHIP TERMS AND CONDITIONS

1.DEFINITIONS

1.1.    Throughout the Agreement, the following terms and phrases shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether civil, criminal, administrative, regulatory, or other, and whether at law, in equity, or otherwise.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.
“Agreement” has the meaning set forth in the preamble.
“Authorized Value-Added Reseller” has the meaning set forth in Section 2.1
“Business Day” means a day other than a Saturday, Sunday, or a federal or state holiday.
“Claim” means any Action made or brought against a Person entitled to indemnification under Section 9.
“Confidential Information” has the meaning set forth in Section 10.2.
“Control” (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.
“Defective” means not conforming to the warranties in Section 5.1.
“Deliverables” means Goods, Services and/or Software (as the context requires), including the meaning set forth in Section 2.6.
“Disclosing Party” has the meaning set forth in Section 10.2.
“Documentation” means documentation, if any, required for the proper use of the Software and Services.
“Effective Date” has the date set forth in the preamble.
“End User” means the final purchaser that (a) has acquired the Software or Services from Trust Stamp for (i) its own (and its Affiliates’) internal use and not for resale, remarketing, or distribution or (ii) incorporation into its own products and (b) is an individual or entity (other than any federal, state, or local agency, office, or division).
“Fees” has the meaning as set forth in the Agreement. “Force Majeure” has the meaning set forth in Section 13.9.
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.
“Governmental Order” means any order writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.
“Initial Term” has the meaning set forth in the Agreement.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.
“Licensed Service” has the meaning set forth in Section 2.3.
“Limited Warranties” has the meaning set forth in Section 5.2.
“Official” means an employee of a governmental authority, an official, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise.
“Party” or “Parties” has the meaning as set forth in the preamble of the Agreement.
“Payment Failure” has the meaning set forth in Section 7.3(a).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal (WSJ) as the “Prime Rate” in the United States. or, if the WSJ ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate.
“Products” means the Software, in any form or medium, and the Services. “Receiving Party” has the meaning set forth in Section 10.2.
“Renewal Term” has the meaning set forth in the Agreement. “Reporting Period” means each calendar month during the Term. “Reseller Customer” has the meaning set forth in Section 2.9.
“Trust Stamp Indemnified Parties” has the meaning set forth in Section 9.4. “Services” has the meaning set forth in Section 2.3.
“Software” means the object code versions of any downloadable or delivered software provided by CyberFish for the purpose of allowing Trust Stamp or Reseller’s Customer access to the Services.
“Statement(s) of Work” has the meaning set forth in Section 2.6.
“Territory” means world-wide.
"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.
“CyberFish Indemnified Parties” has the meaning set forth in Section 9.3.
“Warranties” means the warranties provided by Trust Stamp in relation to the Deliverables and those set out in Section 5.
“Working Day” means between 09:00 and 17:30 on any day other than a Saturday or Sunday on which the clearing banks are open for normal banking business.

2.BUSINESS RELATIONSHIP

2.1.Non-Exclusive Appointment. Subject to and conditioned on Trust Stamp’s compliance with the terms and conditions of the Agreement, CyberFish hereby:
(a) appoints Trust Stamp as CyberFish’s non-exclusive, value-added reseller in the Territory during the Term of the Agreement; and (b) authorizes Trust Stamp, during the Term, to describe itself in promotional, advertising, and marketing materials as an “Authorized Value-Added Reseller.” This appointment is non-exclusive and at any time and in CyberFish’s sole discretion, CyberFish may itself and may authorize third parties to, without limitation, design, develop, produce, market, distribute, and otherwise commercialize or use (i) the Services (as defined below), (ii) any modifications or derivatives of Services, or (iii) any products or services that compete with Services, and (iv) provide support and other services for or using such products, alone or with other products, services, and materials, through any channel, and to any person, including other resellers, value-added resellers, systems integrators, original equipment manufacturers, retailers, and end users. Trust Stamp shall not engage in any activities associated with this appointment outside the Territory without authorization from CyberFish. No additions to the Territory, whether specified on a jurisdictional basis or on a case-by-case basis for a potential CyberFish Customer, are permitted unless Trust Stamp first obtains CyberFish’s express written authorization, which CyberFish may withhold in its sole and absolute discretion

2.2.No Franchise Relationship. The Parties to the Agreement shall be and remain independent contractors, and nothing in the Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship, franchise, or other business opportunity between Trust Stamp and CyberFish. Except as expressly stated in the Agreement, neither Party will have authority to act in the name of or on behalf of or otherwise bind the other.

2.3.Services. CyberFish shall supply the services described in Section 2 of the Agreement (the “Licensed Services”) and any other services as set forth in any Statement of Work (collectively, the “Services”).

2.4.Development and Implementation. CyberFish shall perform the initial development, configuration, integration, and installation as necessary to provide the Services to any Reseller Customer on such implementation date as is set forth in any Statement of Work or as otherwise mutually agreed by the Parties.

2.5.Non-Exclusive License. CyberFish is willing to appoint Trust Stamp as its non-exclusive, value-added reseller and to grant to Trust Stamp a non-exclusive license to distribute the Services subject to the terms and conditions of the Agreement.

2.6.Statements of Work. The Parties intend that the Agreement govern and control the Services provided by CyberFish to Trust Stamp or on behalf of a Reseller Customer, including without limitation, any development to the Services as may be mutually agreed by the Parties. One or more Statements of Work may be entered into between the Parties from time to time during the Term hereof describing additional Services to be performed. Each Statement of Work shall, at a minimum: (a) reference the Agreement; (b) specify the specific Services to be performed or provided by CyberFish to Trust Stamp or on behalf of a Reseller Customer; (c) specify the specific pricing and payment terms for the Services (if different from the pricing and payment terms set forth in the Agreement); and (d) be in writing and jointly executed by the Parties. CyberFish shall have no obligation to enter any Statement of Work hereunder and may elect, in its sole and absolute discretion, not to engage in any prospective Statement of Work proposed by Trust Stamp. Upon execution by the Parties, each Statement of Work shall be deemed part of the Agreement and the terms and conditions of the Agreement shall govern and control each Statement of Work as though fully set forth therein. Any enhancements, developments, modifications, additional features, or functionality to the Services resulting from such Statements of Work (“Deliverables”) shall be deemed a Licensed Service except to the extent Trust Stamp retains Intellectual Property Rights in such Deliverables as further set forth below. Accordingly, to the extent of a conflict between the terms and conditions of the Agreement and the terms and conditions of a Statement of Work, the terms and conditions of the Agreement shall govern and control except as expressly stated otherwise in the respective Statement of Work.
2.7.License Grants. Subject to and conditioned on Trust Stamp’s compliance with the terms and conditions of the Agreement, and solely in connection with Trust Stamp’s appointment and for the purposes of its operation as a non-exclusive Authorized Valued Added Reseller pursuant to Section 2.1, CyberFish hereby grants Trust Stamp, a limited, non-exclusive, non-transferable, and non-sublicensable license during the Term solely to demonstrate and market the Services to Reseller Customers solely for such customers’ end use (a "Permitted Purpose"). Reproduction of the software in object code or source code form shall not constitute a Permitted Purpose.
2.8.Maintenance, Support, and Service Levels. During the Term of the Agreement, CyberFish will provide certain technical support and maintenance services with respect to the Services. Such technical support and maintenance services in addition to any corresponding service levels, shall be set forth in the Agreement or in a Statement of Work.

2.9.End-User Relationships. Trust Stamp shall own the relationship with all entities that enter into agreements to receive the Services through Trust Stamp (a “Reseller Customer”).

2.10.Relevance of Annexes. CyberFish’s supply of Services shall be subject to the Agreement, as supplemented by the terms of any Annexes and any Statement(s) of Work. For avoidance of doubt, Annexes to the Agreement are not mutually exclusive. Accordingly, one or more of Annexes may apply to the supply of each Deliverable (or part thereof).

3.FEES

3.1.Fee Structure. CyberFish agrees to pay Trust Stamp the fees as specified in the Agreement once payment from Reseller Customer is received.

3.2.Payment. CyberFish shall invoice Trust Stamp on a monthly basis for any/all Services provided under the Agreement.

3.2.1.Trust Stamp shall pay CyberFish for any/all Fees, reimbursable expenses, and other amounts payable under the Agreement within thirty (30) days of receipt of CyberFish’s invoice thereof;

3.2.2.Trust Stamp shall make all payments to the account specified the Agreement or such other account as CyberFish may specify in writing from time to time; and

3.2.3.Trust Stamp shall pay to CyberFish all amounts due under this Agreement in respect of the Software and Services, provided that such amounts shall become payable only upon receipt of the corresponding payment from the Reseller Customer. Trust Stamp shall be solely responsible for invoicing and collecting payments from Reseller Customers. CyberFish acknowledges that Trust Stamp’s payment obligation is contingent upon such Reseller Customer payments being received in full, and Trust Stamp shall have no liability to CyberFish for amounts not collected from Reseller Customers.

3.3.Expenses. Except where otherwise expressly provided in the Agreement, each Party is solely responsible and liable for all costs and expenses it incurs in entering and performing the Agreement.

3.4.Taxes. All Fees and other amounts payable by Trust Stamp under the Agreement are exclusive of taxes and similar assessments. Without limiting the foregoing, Trust Stamp is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental or regulatory authority on any amounts payable by Trust Stamp hereunder, other than any taxes imposed on CyberFish’s income.

3.5.Late Payment. In the event either Party fails to make payment when due (“Defaulting Party”), in addition to all other remedies available:

3.5.1.The other Party may charge interest on the past due amount at the rate of the Prime Rate plus one percent (1%) calculated daily and compounded monthly;

3.5.2.The Defaulting Party shall reimburse the other Party for all costs incurred in collecting any late payments or interest, including but not limited to attorney’s fees, court costs, and collection agency fees; and

3.5.3.If such failure continues for twenty (20) of days following written Notice thereof, the other Party may disable, or withhold, suspend, or revoke its grant of a license of, or performance of services relating to, any Software until all past due amounts and interest thereon have been paid.

3.6.Recordkeeping and Reporting. The Parties shall:

3.6.1.Maintain records of all transactions and activities covered by the Agreement and promptly permit examination thereof by the requesting Party and its representatives; and

3.6.2.Upon either Party’s written request, submit to the other Party in computer-readable format reasonably acceptable, then-current, complete, and accurate reports sufficient to verify the Fees payable hereunder for such Reporting Period.

4.SOFTWARE
4.1.Right to Change Software. CyberFish has the right at any time, in its sole discretion, to modify or make changes to the Software or change the methods by or media in which CyberFish makes, markets, distributes, licenses, or otherwise makes available, and, where applicable, provides any Services. In the event of any such changes, CyberFish shall:
4.1.1.Give Trust Stamp written Notice of such changes as soon as reasonably practicable;
4.1.2.Provide Trust Stamp, at CyberFish’s cost, with revised specifications and such additional information and materials as Trust Stamp may reasonably request; and
4.1.3.Provide Trust Stamp, upon Trust Stamp’s request, with such additional consultation and training as CyberFish deems necessary in its sole discretion.
4.2.Right to Suspend or Terminate License and Disable Reproduction. In CyberFish’s sole discretion and without any obligation or liability to Trust Stamp, where applicable, CyberFish may, at any time following ten (10) days' prior written Notice to Trust Stamp (a) temporarily or permanently disable any or all copies of Software for new End Users or (b) discontinue, as applicable, CyberFish’s, maintenance or support of Software to Trust Stamp. If for any reason CyberFish temporarily or permanently discontinues the licensing, maintenance, or support of such Software entirely or specifically with respect to Trust Stamp distribution to new End Users, and Agreement shall be amended to remove any such discontinued Software. Notwithstanding the foregoing, CyberFish shall continue to supply and license the Software to existing End Users until the expiration or termination of the applicable End Users’ existing contract with Trust Stamp.
5.PRODUCT WARRANTIES

5.1.Limited Warranties. Subject to the subsequent provisions of this Section 5:

5.1.1.CyberFish shall make certain limited warranties regarding its products solely to and for the End User’s benefit, which will either be:

5.1.1.1.Included in a written warranty statement with the product; or
5.1.1.2.CyberFish’s standard limited warranty in force when the product is delivered by Trust Stamp to End User.

5.1.2.No warranty is extended to CyberFish under the Agreement, except as expressly set forth herein. CyberFish shall not provide any warranty regarding any product other than the Trust Stamp warranty described in this Section.

5.2.Warranty Limitation. Limited Warranties do not apply where the product:

5.2.1.Has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by CyberFish or in breach of any provision of the Agreement;

5.2.2.Has been recompiled, reconstructed, or altered by persons other than CyberFish or its authorized Representative(s); or

5.2.3.Has been used with any hardware or product that has not been previously approved in writing by CyberFish.

5.3.Extent of Liability. During the warranty period, regarding any Defective goods:

5.3.1.Notwithstanding anything in the Agreement to the contrary, CyberFish’s liability under any Limited Warranty is discharged, in CyberFish’s sole discretion and at its expense, by:

5.3.1.1.Repairing or replacing the Defective goods; or
5.3.1.2.Crediting or refunding the price paid for the Defective goods, net of any applicable discounts, rebates, or credits.

5.3.2.All claims for breach of Limited Warranty must be received by CyberFish no later than three (3) Business Days after the expiration of the limited warranty period of the Product.

5.3.3.Trust Stamp shall not reconstruct, repair, alter, or replace any Software or Service, in whole or in part, either itself or by or through any third party.

5.4.Disclaimer of Warranties. Except for the limited express warranties described in Section 5.1 or as otherwise set forth herein, all CyberFish Services, and any other information, materials, or work product provided by CyberFish are provided “as is” and CyberFish hereby disclaims all warranties, whether express, implied, statutory, or other, and CyberFish specifically disclaims all implied warranties of merchantability, fitness for a particular purpose, title, and all warranties arising from course of dealing, usage or trade practice. Without limiting the foregoing, CyberFish also makes no warranty of any kind that any Software, Services or other CyberFish properties, or any products or results of the use thereof, will meet Trust Stamp’s, Reseller’s Customers’, or any other persons’ requirements, operate without interruption, achieve any intended result, be compatible or work with any software system or other services, or be secure, accurate, complete, free of harmful code, or error free. Any representations and warranties of or relating to the Software are made directly to end users solely under the terms and conditions of the end user’s End User License Agreement (EULA).

5.5.All Warranties Independent. Except as expressly provided to the contrary, each warranty is, and shall be construed as separate and distinct from any other warranty. Accordingly, a warranty shall not be expanded, limited, or restricted by reference to, or inference from, the terms of any other warranty.

6.INTELLECTUAL PROPERTY RIGHTS AND OWNERSHIP

6.1.Intellectual Property Ownership.

6.1.1.CyberFish Intellectual Property. As between the Parties, CyberFish is and shall at all times remain the sole and exclusive owner of all right, title, and interest in and to (i) the Software and (ii) CyberFish Confidential Information. Trust Stamp has no right or license with respect to any CyberFish Properties except as expressly licensed under Section 2.5, in each case subject to the requirements and restrictions set forth in the Agreement. All other rights in and to the CyberFish Properties are expressly reserved by CyberFish.

6.1.2.Trust Stamp Intellectual Property. As between the Parties,Trust Stamp is and shall at all times remain the sole and exclusive owner of all right, title and interest in and to (i) the Trust Stamp’s Marks and (ii) Trust Stamp’s Confidential Information.

6.2.CyberFish’s Grant of Trademark License. The Agreement does not grant either Party the right to use the other Party’s or their Affiliates’ trademarks except as set out under this Section 6.2. CyberFish hereby grants to Trust Stamp a non-exclusive, non-transferable, and non-sublicensable license to use CyberFish’s trademarks during the Term solely on or in connection with the promotion, advertising, and resale of the Software and Services in accordance with the terms and conditions of the Agreement. Trust Stamp will promptly discontinue the display or use of any trademark to change the manner in which a trademark is displayed or used with regard to the Products when requested by CyberFish. Other than the express licenses granted by the Agreement, CyberFish grants no right or license to Trust Stamp, by implication, estoppel, or otherwise, to any Intellectual Property Rights of CyberFish. Trust Stamp acknowledges and agrees that all use of CyberFish’s trademarks shall insure solely to the benefit of the CyberFish.

7.TERMINATION

7.1.CyberFish’s Right to Terminate. CyberFish may terminate the Agreement by providing Notice to Trust Stamp:

7.1.1.If Trust Stamp fails to pay any amount when due under the Agreement (“Payment Failure”) and the failure continues for twenty (20) Business Days following CyberFish’s providing Trust Stamp with Notice of non-payment;

7.1.2.If Trust Stamp breaches any provision of the Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by the Trust Stamp within forty-five (45) Business Days after Trust Stamp’s receipt of Notice of such breach;

7.1.3.If Trust Stamp becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due;

7.1.4.If Trust Stamp undergoes a change of Control, in any case without CyberFish’s prior written consent, or sells, leases, exchanges, transfers, or disposes of a material portion of Trust Stamp’s assets, merges or consolidates with or into any other Person.
7.1.5.Notwithstanding the forgoing, if Trust Stamp engages in any conduct which violates the laws of any jurisdiction, or engages in any business activity that could bring Trust Stamp into disrepute, CyberFish may terminate the Agreement immediately and without Notice.

7.2.Trust Stamp’s Right to Terminate. Trust Stamp may terminate the Agreement by providing Notice to CyberFish:

7.2.1.If CyberFish breaches any provision of the Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by CyberFish within forty-five (45) Business Days after CyberFish’s receipt of Notice of such breach; or

7.2.2.If CyberFish becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

7.3.Effect of Termination or Expiration. Upon any expiration or termination of the Agreement:

7.3.1.All licenses granted to then-existing Reseller Customers under the Agreement shall survive in accordance with their terms;

7.3.2.Trust Stamp shall immediately cease to represent itself as CyberFish’s authorized Trust Stamp regarding the Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Trust Stamp is authorized by CyberFish to sell the Products;

7.3.3.Return to CyberFish all documents and tangible materials and copies containing, reflecting, incorporating, or based on CyberFish’s Confidential Information;

7.3.4.Permanently erase all of CyberFish’s Confidential Information from its computer systems; and

7.3.5.Certify in writing to CyberFish that it has complied with the requirements of this Section.

8.LIMITATION OF LIABILITY

8.1.NO INDIRECT DAMAGES. In no event shall either Party or their representatives be liable for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, arising out of or relating to any breach of the Agreement, regardless of:

8.1.1.Whether the damages were foreseeable;

8.1.2.Whether or not the breaching party was advised of the possibility of the damages; and

8.1.3.The legal or equitable theory (contract, tort, or otherwise) on which the claim is based and notwithstanding the failure of any agreed or other remedy of its essential purpose.

8.2.LIMITATION OF DIRECT DAMAGES. Except for (1) obligations to make payment under the Agreement, (2) liability for breach of confidentiality, (3) liability for infringement or misappropriation of intellectual property rights, or (4) liability for violation of any data protection or privacy laws or regulations; in no other event shall each Party’s liability arising out of or related to the Agreement, whether arising out of or related to breach of contract, tort, or otherwise, exceed the total of the amounts paid to CyberFish under the Agreement. The foregoing limitations apply even if the non-breaching Party’s remedies under the Agreement fail of their essential purpose.

9.INSURANCE AND INDEMNITY

9.1.Cyber Insurance Obligation. During the Term of the Agreement and for two (2) years thereafter, the Parties shall procure and maintain, at its sole expense, from a U.S. insurance company having an A.M. Best rating of “A-” or better and with a financial size category of at least Class VII or, in Trust Stamp’s sole discretion, an acceptable, similarly-rated insurance carrier in another jurisdiction, cyber information technology and cyber errors and omissions liability insurance with a combined single limit of not less than Two Million Dollars ($2,000,000) (USD) in the aggregate. Such coverage shall include but not be limited to, third-party liability coverage for loss or disclosure of data, including electronic data, network security failure, unauthorized access and/or use or other intrusions, infringement of any intellectual property rights (except infringement of intellectual property rights) unintentional breach of contract, negligence or breach of duty to use reasonable care, breach of any duty of confidentiality, invasion of privacy, or violation of any other legal protections for personal information, defamation, libel, slander, commercial disparagement, negligent transmission of computer virus, worm, logic bomb, ransomware or Trojan horse or negligence in connection with denial of service attacks, or negligent misrepresentation. Such insurance shall include coverage for costs and expenses of notification, fraud alert and credit monitoring, mitigation of damages, consultants, forensic investigation, and legal expenses, such policy to include, at a minimum, (a) third-party coverage for data privacy and computer network security breaches, internet and electronic media liability, and professional services liability, (b) first-party business interruption coverage in the event of a network security breach, (c) first-party cyber extortion coverage for threats against data and identity theft, (d) liability coverage for claims related to computer viruses or other malicious code, (e) liability coverage for claims related to theft or destruction of data, and (f) reimbursement for expenses notification of, and costs associated with credit monitoring for, parties affected by a security breach, costs for investigating and managing a security breach, and data privacy regulatory fines and penalties.

9.2.Proof of Insurance. At the request of either Party, the other Party shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage required by this section.

9.3.Trust Stamp Indemnification. Subject to the terms and conditions of the Agreement, Trust Stamp shall indemnify, hold harmless, and defend CyberFish and its parent, officers, directors, partners, members, shareholders, employees, agents, successors and permitted assigns (collectively, “CyberFish Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, Actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, and the costs of enforcing any right to indemnification under the Agreement and the cost of pursuing any insurance providers, arising out of or relating to any Claim of a third party alleging or relating to:

9.3.1.A breach or non-fulfilment of any representation or warranty set out in the Agreement by Trust Stamp or its personnel;

9.3.2.Any negligent or more culpable act or omission of Trust Stamp or its personnel;

9.3.3.Any damage to real or tangible personal property caused by wilful or negligent acts or omissions of Trust Stamp or its personnel;

9.3.4.Any claim that Trust Stamp has infringed on the rights of any third party; and

9.3.5.Any failure by Trust Stamp or its officers, directors, employees, agents, or successors to comply with any applicable law, including without limitation, the applicable privacy laws.

9.4.CyberFish Indemnification. Subject to the terms of this contract, CyberFish shall indemnify, hold harmless, and defend Trust Stamp and its officers, directors, employees, agents, successors, and permitted assigns (collectively, “Trust Stamp Indemnified Parties”) against any and all losses, arising out of or resulting from a Claim of a third party alleging or relating to:

9.4.1.A breach or non-fulfilment of any representation or warranty set out in the Agreement by CyberFish or its personnel;

9.4.2.Any negligent or more culpable act or omission of CyberFish or its personnel in connection with the performance of its obligations under the Agreement;

9.4.3.Any damage to real or tangible personal property caused by wilful or negligent acts or omissions of CyberFish or its personnel;

9.4.4.Any claim that any of CyberFish’s Intellectual Property Rights infringe on the rights of any third party; and

9.4.5.Any failure by CyberFish or its officers, directors, employees, agents, or successors to comply with any applicable laws.

10.CONFIDENTIALITY

10.1.Protection of Confidential Information. Each Party shall ensure that disclosure of the Confidential Information is restricted to those employees, directors, or contractors, and/or members of its group who need access to the Confidential Information for the purposes of the Agreement and are previously bound, with respect to Disclosing Party’s Confidential Information, by obligations of confidentiality and non-use, no less than those set forth herein. Receiving Party shall inform Receiving Party’s Representatives of the confidential nature of the Confidential Information and of the restrictions set forth in the Agreement. Copies or reproductions of the Confidential Information shall not be permitted except to the extent reasonably necessary for the purposes of the Agreement, and all copies made shall remain the property of the disclosing Party.

10.2.Definition of Confidential Information. "Confidential Information" shall mean all information in any and all medium whether written, oral, visual, electronic or other tangible or intangible form disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) (a) consisting of business, technical, financial or personal information, including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, equipment, algorithms, software programs, interfaces, documents, specifications, information concerning research and development work, trade and business secrets, information which relates to current, future, planned or proposed products, marketing and business plans, forecasts, projections and analyses, financial information, and sales, pricing and customer information whether or not identified as confidential; and (b) that the Receiving Party should reasonably understand to be proprietary and confidential to the Disclosing Party, its affiliates or a third party, because of legends or other markings, oral identification, or the nature of the information itself.

10.3.Limitations to Confidential Information. Confidential Information excludes information that, at the time of disclosure:

10.3.1.Is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this section by Receiving Party or any of its Representatives;

10.3.2.Is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

10.3.3.Was known by or in the possession of the Receiving Party or its representatives before being disclosed by or on behalf of Disclosing Party;

10.3.4.Was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or

10.3.5.Must be disclosed pursuant to applicable law or court order.

10.4.End of the Term. At the end of the Term, or upon sooner termination of the Agreement, each party will destroy all Confidential Information of the other in a manner designed to preserve its confidentiality, or, at such party’s written request and expense, return it to the Disclosing Party.

10.5.Survival of this Section. Receiving Party shall be responsible for any breach of this section caused by any of its representatives. The provisions of this Section 10 shall survive termination or expiration of the Agreement for any reason for a period of two (2) years after such termination or expiration. In the event of any conflict between the terms and provisions of this section and those other sections in the Agreement, the terms and provisions of this section will prevail.

11.COMPLIANCE WITH LAWS

11.1.Current Compliance with Laws and Agreements. Trust Stamp represents and warrants to CyberFish that it is in compliance with all laws and materially in compliance with all agreements affecting the Agreement, the Products and the operation of CyberFish’s business.

11.2.General Compliance with Laws. In performing its obligations under the Agreement, Trust Stamp shall comply with all applicable laws, rules and regulations of governmental entities, having jurisdiction over such performance and shall not, by any act or omission, place CyberFish in violation of any applicable laws or regulations. Trust Stamp shall indemnify and hold CyberFish harmless against any Actions,

Claims, government enforcement procedures, taxes, and penalties resulting from Trust Stamp’s use of CyberFish’s technology in violation of any such law or regulation.

11.3.Compliance with Data Protection and Privacy Laws; Indemnity. Trust Stamp agrees to comply with the applicable privacy laws. Trust Stamp shall indemnify and hold CyberFish harmless against any Actions, claims, liabilities, damages, equitable remedies, costs, expenses, suits, actions, government enforcement procedures, taxes, and penalties resulting from Trust Stamp’s failure to adhere to the applicable privacy laws. Unless otherwise expressly agreed by CyberFish, Trust Stamp acknowledges and agrees that CyberFish shall not act as a data controller or data processor on behalf of CyberFish or any Reseller Customer or End User in any jurisdiction.

11.4.Anti-Corruption. Each Party represents and warrants that neither it nor any of its Affiliates or any of their officers, employees, directors, representatives or agents, has made, offered, or promised any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law. Each Party further represents that neither it nor any of its Affiliates or any of their officers, employees, directors, representatives or agents is currently offering, promising, authorizing or making, directly or indirectly, nor will in the future knowingly offer, promise, authorize or make, directly or indirectly, payments or other inducements to any Official in order to assist such Party or any of its Affiliates, to obtain or retain business for or with, or directing business to, any person in violation of the United States’ Foreign Corrupt Practices Act, United Kingdom’s Bribery Act 2010, or any other applicable anti-corruption laws.

11.5.Export Compliance. Each Party represents and warrants that it is and shall remain in compliance with all export and trade control laws in every jurisdiction in which it operates.

11.6.Sanctions. Neither Party, nor, to the knowledge of the Parties, any directors, officers, or employees of either Party; any agent, affiliate or other person acting on behalf of the Party; or any agent, affiliate or other person acting on behalf of a Reseller Customer, is currently the subject or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”); nor is either Party or any Reseller Customer located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria; The Parties warrant and represent that, since its inception, the Parties have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country. By proposing any prospective Statement of Work or Reseller Customer to CyberFish, Trust Stamp represents that such work or Reseller Customer is not the subject or the target of Sanctions. Such representation shall be an ongoing one for the duration of the Agreement and/or any Statement(s) of Work.

12.REPRESENTATIONS AND WARRANTIES

12.1.Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

12.1.1.It is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or organization;

12.1.2.It has the full right, power, and authority to enter into, and to perform its obligations and grant the rights and licenses it grants or is required to grant under, the Agreement;

12.1.3.The execution of the Agreement by its representative whose signature is set forth at the end of the Agreement has been duly authorized by all necessary corporate or organizational action of such party; and

12.1.4.When executed and delivered by both parties, the Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

13.MISCELLANEOUS

13.1.Survival; Limitation of Actions. Subject to the limitations and other provisions of the Agreement:

13.1.1.The representations and warranties of the Parties contained herein, and related exceptions, limitations, or qualifiers, survive the expiration or earlier termination of the Agreement for a period of two (2) years after such expiration or termination; and

13.1.2.Section 10.5 of the Agreement, and any other provisions that are necessary to give proper effect to its intent, shall survive the expiration or earlier termination of the Agreement for the period specified therein, or if nothing is specified for a period of two (2) years after such expiration or termination.

13.2.Interpretation. For purposes of the Agreement and unless context clearly indicates to the contrary: (a) the words “include”, “includes”, and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to the Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; (e) words denoting any gender include all genders; (f) references to “in writing” or “written” shall include communication by email; (g) examples are illustrative and are not the sole examples of a particular concept; and (h) any reference to a document is a reference to that document as modified or replaced from time to time pursuant agreement of the Parties. Unless the context otherwise requires, references in the Agreement: (i) to sections, exhibits, schedules, attachments, annexes, and appendices mean the sections of, and exhibits, schedules, attachments, annexes, and appendices attached to, the Agreement; (j) to an agreement, instrument, or other documents means the agreements, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (k) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

13.3.No Presumption Against Drafting Party. The Parties drafted the Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The annexes, exhibits, schedules, attachments, and appendices referred to herein are an integral part of the Agreement to the same extent as if they were set out verbatim herein.

13.4.Counterparts. The Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

13.5.Headings. The headings in the Agreement and any Annexes are for reference only and do not affect the interpretation of the Agreement.

13.6.Severability. If any provision of the Agreement is held by a court or arbitrator of competent jurisdiction to be contrary to law and unenforceable, then the remaining provisions of the Agreement will remain in full force and effect.

13.7.Amendment and Modification. No amendment to or modification of the Agreement shall be effective unless in writing and signed by each Party hereto.

13.8.Force Majeure. Notwithstanding any provision contained in the Agreement, neither Party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of the Agreement is delayed or prevented by revolution or other civil disorder; wars; acts of enemies; strikes; lack of available resources from persons other than Parties to the Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or without limiting the foregoing, any other causes not within a Party’s control and which such Party is unable to prevent through the exercise of reasonable diligence, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under the Agreement by either Party to the other.

13.9.Publicity. Neither Party shall use the other Party’s name or trademark(s) or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to the Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without prior written consent from the other Party for each such use or release in accordance with this Section. Provided, however, CyberFish may include Trust Stamp’s name in its list of resellers and may identify Trust Stamp in its marketing materials without obtaining Trust Stamp’s prior consent. All other media releases, public announcements, and public disclosures by either Party relating to the Agreement or the subject matter of the Agreement (each a “Disclosure”), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to the other Party’s review and approval prior to release, such approval not to be unreasonable withheld.

13.10.Waiver.

13.10.1.No waiver under the Agreement shall be effective unless it is in writing and signed by the Party against whom its enforcement is sought.

13.10.2.Any waiver authorized on one occasion is effective only in that instance and for the purpose stated and does not operate as a waiver on any future occasion.

13.10.3.None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising under the Agreement:

13.10.3.1.The failure or delay by a Party to exercise any right, remedy, power, or privilege or in enforcing any condition under the Agreement; or
13.10.3.2.Any act, omission, or course of dealing between the Parties.

13.11.Cumulative Remedies. All rights and remedies provided in the Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

13.12.No Third-Party Beneficiaries. Except where expressly provided otherwise, each Party intends that the Agreement shall neither be for the benefit of, nor create any right or cause of action in or on behalf of, any person or entity not a Party to the Agreement.

13.13.Waiver of Jury Trial. The Parties hereby knowingly, voluntarily and intentionally waive any and all rights either may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, the Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of the Parties, regardless of the nature of the Claim or Action.

13.14.Governing Law and Dispute Resolution.

13.14.1.Choice of Law. The Agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to the Agreement or its formation shall be governed by and construed in accordance with the laws of the Republic of Malta, without application of its choice of law principles.

13.14.2.Mandatory Arbitration. Any dispute, difference, controversy, or claim arising out of or relating to the Agreement shall be resolved by final and binding arbitration in accordance with THE ARBITRATION COURT OF THE ASSOCIATION OF EUROPEAN ATTORNEYS . The

arbitration will be held using one arbitrator. The arbitrator may award costs and/or attorneys’ fees to the prevailing party. The parties understand that arbitration is final and binding and that they are waiving their rights to other resolution processes (such as court action or administrative proceedings).

13.14.3.Venue. To the extent that any dispute cannot lawfully be resolved through binding arbitration, venue with respect to any litigation arising therefrom shall lie in the courts in and for the Republic of Malta.